UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a12

C4 THERAPEUTICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 011.

C4 Therapeutics, Inc.

Annual Meeting of Stockholders

Wednesday, June 22, 2022

Supplement to Definitive Proxy Statement dated April 29, 2022

On April 29, 2022, C4 Therapeutics, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with the Company’s Annual Meeting of Stockholders to be held on June 22, 2022 (the “2022 Annual Meeting”). The Company is providing this supplement to provide information relating to a recent change in the proposed nominees for election to the Company’s Board of Directors (the “Board”) and this supplement should be read in conjunction with the Proxy Statement.

Withdrawal of Nominee for Election as Director

On June 15, 2022, Alain J. Cohen, a member of the Board and a nominee for election as a director at the 2022 Annual Meeting, notified the Board of his withdrawal as a director nominee for re-election at the 2022 Annual Meeting.  Mr. Cohen’s withdrawal as a director nominee does not arise from any disagreement on any matter relating to the Company’s strategy, operations, policies or practices.  Mr. Cohen will cease to serve as a director of the Company on June 22, 2022.  The Board has determined that it will not nominate a replacement director for election at the 2022 Annual Meeting.

Board Gender Diversity

As part of the Board’s ongoing efforts to increase gender diversity, the Board has committed to appoint two gender diverse directors by the date of the Company’s next Annual Meeting of Stockholders.

Voting Matters

Shares represented by proxy cards returned before the 2022 Annual Meeting will be voted for the directors nominated by the Board as instructed on the form, except that votes will not be cast for Mr. Cohen because he is no longer standing for election. If you have not yet returned your proxy card or submitted your voting instructions, please complete the form or submit instructions, disregarding Mr. Cohen’s name as a nominee for election as director.

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Except as described above, this supplement to the Proxy Statement does not modify, amend, supplement, or otherwise affect the Proxy Statement. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.